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                                                                      EXHIBIT 12


                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)
                                    UNAUDITED

                                                                Six Months Ended
                                                                    June 30,
                                                           --------------------------
                                                             2001              2000
                                                           --------          --------
Income before income taxes                                 $ 80,001          $262,306

Interest expense                                            209,799           195,769

Portion of rent estimated to represent the
    interest factor                                          54,452            47,130
                                                           --------          --------

Earnings before income taxes and fixed charges             $344,252          $505,205
                                                           ========          ========

Interest expense (including capitalized interest)          $210,519          $197,416

Portion of rent estimated to represent the
    interest factor                                          54,452            47,130
                                                           --------          --------

Fixed charges                                              $264,971          $244,546
                                                           ========          ========

Ratio of earnings to fixed charges                              1.3               2.1
                                                           ========          ========
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